ANSLOW & JACLIN, LLP	RICHARD I. ANSLOW
Counselors at Law	EMAIL: RANSLOW@ANSLOWLAW.COM

GREGG E. JACLIN
EMAIL: GJACLIN@ANSLOWLAW.COM

May 26, 2006

Somerset International Group, Inc.

90 Washington Valley Road

Bedminster, New Jersey 07921

Gentlemen:

You have requested our opinion, as counsel for Somerset International Group, Inc. a Delaware corporation (the “Company”), in connection with the registration statement to Form SB-2 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 12,449,727 shares of the Company’s common stock. We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the 4,649,408 issued and outstanding shares of common stock to be sold by the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable, and the 7,800,319 shares issuable under our outstanding convertible notes, warrants and agreements to issue shares in lieu of dividends on the convertible redeemable preferred stock shares of common stock to be sold by the selling shareholders will be duly authorized, legally issued, fully paid and non-assessable upon conversion of the notes, exercise of the warrants and conversion of the preferred shares.

No opinion is expressed herein as to any laws other than the State of Delaware of the United States. This opinion opines upon Delaware law including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By: /s/	Gregg E. Jaclin
GREGG E. JACLIN

195 Route 9 South, Suite 204, Manalapan, New Jersey 07726